FOR IMMEDIATE RELEASE

Velcera Receives FDA Feedback on Innovative Canine Allergy Product

Yardley, PA November 15, 2007 - Velcera, Inc., (OTCBB: VLCR) a specialty pharmaceutical company focused on pet health, announced today that the Center for Veterinary Medicine of the Food and Drug Administration (FDA) issued early feedback regarding the potential development path of Promist™-VEL-502 as a treatment for the clinical signs of canine allergy. This is the second product in development based on Velcera’s patented Promist drug delivery system, which provides a metered dose liquid mist inside the oral cavity for systemic absorption, without the need for pets to swallow tablets or liquids.

Velcera held a pre-submission conference with the Center for Veterinary Medicine (CVM) of the FDA. During the meeting, the CVM gave guidance on the claims that might be approvable based on the clinical trial design to evaluate Promist-VEL-502 as a potential treatment for the clinical signs associated with canine allergy.

“We are pleased to receive feedback from the CVM on our canine allergy product, and were pleasantly surprised to receive this guidance more than a month ahead of the required response deadline,” stated Dennis Steadman, President and CEO of Velcera, Inc. “The general tone of the meeting was one of interest in the product, which we believe underscores canine allergy as a significant area of unmet need in pet health.”

Currently, the most common first-line therapy in controlling the signs of canine allergy is the use of corticosteroids. These drugs, however, can be associated with undesirable side-effects. Velcera believes Promist-VEL-502 can address signs of canine allergy without the unwanted side effects and reduce the reliance on corticosteroids.

About Velcera, Inc.
Velcera, Inc. (VLCR.OB) is a specialty pharmaceutical company focused on leveraging its patented Promist™ delivery system to develop veterinary medicines with superior convenience, compliance, and pharmacokinetic advantages that benefit pets and their owners. Promist delivery provides a metered dose liquid mist to the oral mucosa for systemic absorption. The convenience of Promist has the potential to increase compliance and improve pet health as owners avoid the challenge of getting pets to swallow pills. This delivery system will allow Velcera to develop new and improved pet medicines that have easier and more assured administration, along with the potential for improved pharmacokinetics. Other advantages of Promist include improved bioavailability, faster absorption and avoidance of the GI track.

For more information, please contact:

Velcera, Inc.	The Ruth Group
Dennis Steadman	Sara Ephraim (investors)
President and CEO	Phone: 646-536-7002
Phone: 267-757-3600	sephraim@theruthgroup.com
Fax: 267-757-3601
dsteadman@velcera.com	Jason Rando (media)
Phone: 646-536-7025
jrando@theruthgroup.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our Current Report on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2007. We assume no obligation to update these statements, except as required by law.